Earnings Release October 30, 2019
Holly Energy Partners, L.P. Reports Third Quarter Results

•	Reported net income attributable to HEP of $82.3 million or $0.78 per unit

•	Announced quarterly distribution of $0.6725 per unit, a 1.1% increase over third quarter 2018

•	Reported EBITDA of $123.1 million, Adjusted EBITDA of $90.3 million and distributable cash flow of $68.8 million providing a 1.01x distribution coverage ratio
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the third quarter of 2019. Net income attributable to HEP for the third quarter was $82.3 million ($0.78 per basic and diluted limited partner unit), compared to $45.0 million ($0.43 per basic and diluted limited partner unit) for the third quarter of 2018.
Distributable cash flow was $68.8 million for the quarter, an increase of $2.2 million, or 3.4% compared to the third quarter of 2018. HEP declared a quarterly cash distribution of $0.6725 on 10/17/2019. This distribution remains the same as the $0.6725 paid in the second quarter of 2019.
During the third quarter of 2019, HEP and HollyFrontier Corporation ("HFC" or "HollyFrontier") renewed the original throughput agreement on specific HEP assets. Portions of the new throughput agreement meet the definition of sales-type leases, which resulted in an accounting gain of $35.2 million upon the initial recognition of the sales-type leases during the third quarter. Excluding this gain, net income attributable to HEP for the quarter was $47.2 million ($0.45 per basic and diluted limited partner unit), an increase of $2.2 million compared to the same period of 2018. The increase in net income attributable to HEP was mainly due to strong third-party volumes on our UNEV pipeline, higher spot revenues on our crude oil pipeline systems in Wyoming and Utah and stronger terminal and tank volumes at El Dorado and Tulsa.
Commenting on our 2019 third quarter results, George Damiris, Chief Executive Officer, stated, “HEP had a solid third quarter led by the continued strength in crude transportation across our system. The recently announced Cushing Connect joint venture highlights both our opportunities to grow HEP as well as our strong parent, HollyFrontier.
“Looking forward, HEP expects to hold quarterly cash distribution constant at $0.6725, while maintaining a coverage of 1.0x for the full year 2019 and through 2020.”
Third Quarter 2019 Revenue Highlights
Revenues for the third quarter were $135.9 million, an increase of $10.1 million compared to the third quarter of 2018. The increase was mainly attributable to higher volumes on our UNEV pipeline and our crude pipeline systems in Wyoming and Utah, which contributed to an increase in overall pipeline volumes of 8%. Along with higher volumes through our refinery tankage and terminals, contractual tariff escalators across our assets also led to an increase in revenues year over year.

•
Revenues from our refined product pipelines were $32.7 million, an increase of $0.7 million compared to the third quarter of 2018, due to higher throughput and contractual tariff escalators. Shipments averaged 197.1 thousand barrels per day ("mbpd") compared to 187.1 mbpd for the third quarter of 2018. The volume increase was mainly due to higher volumes on our UNEV pipeline and pipelines servicing HFC's Navajo refinery.

•
Revenues from our intermediate pipelines were $7.5 million, an increase of $0.7 million compared to the third quarter of 2018, due to higher throughput and contractual tariff escalators. Shipments averaged 153.5 mbpd for the third quarter of 2019 compared to 148.3 mbpd for the third quarter of 2018. The increase in volumes was mainly due to higher throughputs on our intermediate pipelines servicing HollyFrontier's Tulsa refinery.

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Revenues from our crude pipelines were $33.0 million, an increase of $2.0 million compared to the third quarter of 2018, and shipments averaged 488.1 mbpd compared to 442.1 mbpd for the third quarter of 2018. The increases were mainly attributable to increased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah, as well as contractual tariff escalators.

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Revenues from terminal, tankage and loading rack fees were $42.5 million, an increase of $6.0 million compared to the third quarter of 2018. Refined products and crude oil terminalled in the facilities averaged 541.6 mbpd compared to 475.1 mbpd for the third quarter of 2018. The revenue and volume increases were mainly due to higher volumes at HFC's Tulsa and El Dorado refineries, our new Orla diesel rack and our Catoosa, Las Vegas and Spokane terminals.

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Revenues from refinery processing units were $20.3 million, an increase of $0.7 million compared to the third quarter of 2018, and throughputs averaged 75.9 mbpd compared to 65.6 mbpd for the third quarter of 2018. The increase in revenue was mainly due to contractual rate increases.

Nine Months Ended September 30, 2019 Revenue Highlights
Revenues for the nine months ended September 30, 2019, were $401.1 million, an increase of $27.7 million compared to the nine months ended September 30, 2018. The increase was mainly attributable to higher crude oil pipeline volumes around the Permian Basin and our crude pipeline systems in Wyoming and Utah, higher revenues on our refinery processing units and contractual tariff escalators.

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Revenues from our refined product pipelines were $101.5 million, an increase of $3.6 million compared to the nine months ended September 30, 2018. Shipments averaged 202.2 mbpd compared to 196.5 mbpd for the nine months ended September 30, 2018. The volume and revenue increases were mainly due to higher Delek volumes, higher volumes on pipelines servicing HFC's Woods Cross refinery, which had lower throughput in 2018 due to operational issues, and contractual tariff escalators.

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Revenues from our intermediate pipelines were $22.1 million, a decrease of $0.4 million compared to the nine months ended September 30, 2018. Shipments averaged 142.0 mbpd compared to 142.4 mbpd for the nine months ended September 30, 2018. The decrease in revenue was primarily attributable to a decrease in deferred revenue realized.

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Revenues from our crude pipelines were $96.9 million, an increase of $9.9 million compared to the nine months ended September 30, 2018. Shipments averaged 508.6 mbpd compared to 455.6 mbpd for the nine months ended September 30, 2018. The increases were mainly attributable to increased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah as well as contractual tariff escalators.

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Revenues from terminal, tankage and loading rack fees were $119.1 million, an increase of $10.1 million compared to the nine months ended September 30, 2018. Refined products and crude oil terminalled in the facilities averaged 492.1 mbpd compared to 477.8 mbpd for the nine months ended September 30, 2018. The revenue and volume increases were mainly due to volumes at our new Orla diesel rack and higher volumes at the Spokane and Catoosa terminals, partially offset by lower volumes at HFC's Tulsa refinery as a result of the planned turnaround in the first quarter and flooding in the second quarter.

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Revenues from refinery processing units were $61.5 million, an increase of $4.5 million compared to the nine months ended September 30, 2018. Throughputs averaged 73.2 mbpd compared to 67.9 mbpd for the nine months ended September 30, 2018. The increase in revenue was mainly due to an adjustment in revenue recognition and contractual rate increases.

Operating Costs and Expenses Highlights
Operating costs and expenses were $71.8 million and $202.6 million for the three and nine months ended September 30, 2019, respectively, representing increases of $8.9 million and $13.4 million from the three and nine months ended September 30, 2018, respectively. These increases were mainly due to higher employee compensation expenses, maintenance costs and property taxes.
Interest expense was $18.8 million and $57.1 million for the three and nine months ended September 30, 2019, representing increases of $0.8 million and $3.8 million over the same periods of 2018. These increases were mainly due to higher average balances outstanding under our senior secured revolving credit facility and market interest rate increases under the facility.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://event.on24.com/wcc/r/2080138/CAE357C8554E8B7B173607A94575B76B

An audio archive of this webcast will be available using the above noted link through November 13, 2019.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•
risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals and refinery processing units;

•	the economic viability of HollyFrontier Corporation, Delek US Holdings, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent or proposed changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the nine months ended September 30, 2019 and 2018.

	Three Months Ended September 30,		Change from
	2019	2018	2018
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$19,401	$20,803	$(1,402)
Affiliates – intermediate pipelines	7,490	6,772	718
Affiliates – crude pipelines	21,675	20,461	1,214
	48,566	48,036	530
Third parties – refined product pipelines	13,270	11,194	2,076
Third parties – crude pipelines	11,327	10,505	822
	73,163	69,735	3,428
Terminals, tanks and loading racks:
Affiliates	37,183	32,572	4,611
Third parties	5,271	3,897	1,374
	42,454	36,469	5,985

Affiliates - refinery processing units	20,278	19,580	698

Total revenues	135,895	125,784	10,111
Operating costs and expenses
Operations	44,924	35,996	8,928
Depreciation and amortization	24,121	24,367	(246)
General and administrative	2,714	2,498	216
	71,759	62,861	8,898
Operating income	64,136	62,923	1,213

Equity in earnings of equity method investments	1,334	1,114	220
Interest expense, including amortization	(18,807)	(18,042)	(765)
Interest income	2,243	540	1,703
Gain on sales-type leases	35,166	—	35,166
Gain on sale of assets and other	142	38	104
	20,078	(16,350)	36,428
Income before income taxes	84,214	46,573	37,641
State income tax benefit (expense)	(30)	(39)	9
Net income	84,184	46,534	37,650
Allocation of net income attributable to noncontrolling interests	(1,839)	(1,531)	(308)
Net income attributable to Holly Energy Partners	$82,345	$45,003	$37,342
Limited partners’ earnings per unit – basic and diluted	$0.78	$0.43	$0.35
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$123,060	$86,911	$36,149
Adjusted EBITDA(1)	$90,269	$86,911	$3,358
Distributable cash flow(2)	$68,838	$66,598	$2,240

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	129,681	120,024	9,657
Affiliates – intermediate pipelines	153,547	148,347	5,200
Affiliates – crude pipelines	358,867	322,590	36,277
	642,095	590,961	51,134
Third parties – refined product pipelines	67,440	67,112	328
Third parties – crude pipelines	129,222	119,503	9,719
	838,757	777,576	61,181
Terminals and loading racks:
Affiliates	482,291	417,079	65,212
Third parties	59,307	57,990	1,317
	541,598	475,069	66,529

Affiliates – refinery processing units	75,857	65,640	10,217

Total for pipelines and terminal assets (bpd)	1,456,212	1,318,285	137,927

	Nine Months Ended September 30,		Change from
	2019	2018	2018
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$60,892	$60,841	$51
Affiliates – intermediate pipelines	22,068	22,496	(428)
Affiliates – crude pipelines	63,447	58,737	4,710
	146,407	142,074	4,333
Third parties – refined product pipelines	40,652	37,124	3,528
Third parties – crude pipelines	33,467	28,245	5,222
	220,526	207,443	13,083
Terminals, tanks and loading racks:
Affiliates	103,852	96,606	7,246
Third parties	15,269	12,430	2,839
	119,121	109,036	10,085

Affiliates - refinery processing units	61,496	56,949	4,547

Total revenues	401,143	373,428	27,715
Operating costs and expenses
Operations	123,045	106,731	16,314
Depreciation and amortization	72,192	74,117	(1,925)
General and administrative	7,322	8,293	(971)
	202,559	189,141	13,418
Operating income	198,584	184,287	14,297

Equity in earnings of equity method investments	5,217	4,127	1,090
Interest expense, including amortization	(57,059)	(53,249)	(3,810)
Interest income	3,322	1,581	1,741
Gain on sales-type leases	35,166	—	35,166
Gain (loss) on sale of assets and other	(57)	71	(128)
	(13,411)	(47,470)	34,059
Income before income taxes	185,173	136,817	48,356
State income tax expense	(36)	(149)	113
Net income	185,137	136,668	48,469
Allocation of net income attributable to noncontrolling interests	(5,920)	(5,354)	(566)
Net income attributable to Holly Energy Partners	$179,217	$131,314	$47,903
Limited partners’ earnings per unit—basic and diluted	$1.70	$1.25	$0.45
Weighted average limited partners’ units outstanding	105,440	104,908	532
EBITDA(1)	$305,182	$257,248	$47,934
Adjusted EBITDA(1)	$272,391	$257,248	$15,143
Distributable cash flow(2)	$206,923	$200,878	$6,045

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	130,426	125,642	4,784
Affiliates – intermediate pipelines	141,991	142,371	(380)
Affiliates – crude pipelines	376,518	336,224	40,294
	648,935	604,237	44,698
Third parties – refined product pipelines	71,773	70,830	943
Third parties – crude pipelines	132,101	119,344	12,757
	852,809	794,411	58,398
Terminals and loading racks:
Affiliates	429,660	418,009	11,651
Third parties	62,437	59,776	2,661
	492,097	477,785	14,312

Affiliates – refinery processing units	73,178	67,873	5,305

Total for pipelines and terminal assets (bpd)	1,418,084	1,340,069	78,015

(1)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA minus gain on sales-type leases plus pipeline tariffs not included in revenues due to impacts from lease accounting for certain pipeline tariffs. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the adoption of ASU No. 2016-02, "Leases". EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30, 2019
	2019	2018	2019	2018
	(In thousands)
Net income attributable to Holly Energy Partners	$82,345	$45,003	$179,217	$131,314
Add (subtract):
Interest expense	18,807	18,042	57,059	53,249
Interest Income	(2,243)	(540)	(3,322)	(1,581)
State income tax expense	30	39	36	149
Depreciation and amortization	24,121	24,367	72,192	74,117
EBITDA	123,060	86,911	305,182	257,248
Gain on sales-type leases	(35,166)	—	(35,166)	—
Pipeline tariffs not included in revenues	2,375	—	2,375	—
Adjusted EBITDA	$90,269	$86,911	$272,391	$257,248

(2)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30, 2019
	2019	2018	2019	2018
	(In thousands)
Net income attributable to Holly Energy Partners	$82,345	$45,003	$179,217	$131,314
Add (subtract):
Depreciation and amortization	24,121	24,367	72,192	74,117
Amortization of discount and deferred debt charges	771	762	2,307	2,278
Revenue recognized (greater) less than customer billings	504	1,294	(2,827)	2,994
Maintenance capital expenditures (3)	(2,118)	(3,198)	(3,477)	(4,504)
Increase (decrease) in environmental liability	91	(150)	(464)	(368)
Decrease in reimbursable deferred revenue	(1,964)	(1,517)	(5,604)	(3,937)
Gain on sales-type leases	(35,166)	—	(35,166)	—
Other	254	37	745	(1,016)
Distributable cash flow	$68,838	$66,598	$206,923	$200,878

(3)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	September 30,	December 31,
	2019	2018
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$7,469	$3,045
Working capital	$10,762	$8,577
Total assets	$2,154,275	$2,102,540
Long-term debt	$1,431,869	$1,418,900
Partners' equity (4)	$404,584	$427,435

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214-954-6511